UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 2, 2010

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45201

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01              Regulation FD Disclosure.

As a result of the Patient Protection and Affordable Care Act signed into law on March 23, 2010, beginning in 2013 Kroger will be unable to take a tax deduction for expenses incurred to provide to its retired employees prescription drug coverage that is reimbursed currently under the Medicare Part D retiree drug subsidy program.

In accordance with generally accepted accounting principles, the tax effects of retiree health care liabilities are reflected in Kroger’s financial statements, and the entire impact of this tax change relating to the future retiree drug costs must be recorded in tax expense in the period in which the legislation is enacted.  As a result, Kroger expects its fiscal 2010 tax expense to be approximately $1.5 to $2.0 million higher than it otherwise would have been, primarily in the first quarter.

Most of Kroger’s retired employees do not receive a prescription drug benefit from the Company.  A large percentage of Kroger’s employees who are covered by collective bargaining agreements receive a prescription drug benefit through multi-employer plans to which Kroger makes contributions.  The new law, as it relates to retiree prescription drug benefits, will not affect Kroger’s tax deduction with respect to the contributions that it makes to those plans.

Kroger’s estimate of the effect the new law, as it relates to retiree prescription drug benefits, has on tax expense for 2010 may prove inaccurate if Kroger’s actual tax rate differs from its expected rate; if subsequent changes to the law are made or regulations are promulgated, including changes to the effective date, that require a change in the way in which deductions are calculated or otherwise cause the tax expense to change; or our actual retiree prescription drug expense differs materially from our expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

April 2, 2010	By:	/s/ Scott Henderson
Scott M. Henderson
Vice President and Treasurer